Exhibit 2.0

Sprouts Farmers Market, Inc.

Lock-Up Agreement

October 4, 2013

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Re:	Sprouts Farmers Market, Inc. — Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as representatives (the “Representatives”), entered into an Underwriting Agreement dated July 31, 2013 (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Sprouts Farmers Market, Inc., a Delaware corporation (formerly Sprouts Farmers Markets, LLC, a Delaware limited liability company) (the “Company”), and the Selling Stockholders named in Schedule II to such agreement, providing for a public offering of the common stock, $0.001 par value (the “Stock”), of the Company (the “Shares”) pursuant to a Registration Statement on Form S- 1 (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2013. On July 19, 2013, the SFM Liquidating Trust (the “Trust”) entered into a Lock-Up Agreement (the “Trust Lock-Up Agreement”) with the Representatives containing substantially similar restrictions on transfers of Shares as are contained herein. On or prior to the date hereof, the Trust has commenced a liquidation pursuant to which it is distributing all of the Shares held of record by it to each of its members, including the undersigned. Under the Trust Lock-Up Agreement, the entry by the undersigned into this Lock-Up Agreement is a condition to the transfer of any Shares by the Trust to the undersigned being permitted thereunder.

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period specified in the following paragraph (the “Stockholder Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Stock of the Company, or any options or warrants to purchase any shares of Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. Prior to the date hereof or substantially concurrently herewith, each director and executive officer of the Company and certain equityholders of the Company (including other members of the SFM Liquidating Trust) have entered into or are each entering into an agreement containing substantially the same restrictions during the Stockholder Lock-Up Period as the restrictions set forth herein (each, a “Lock-Up Agreement”).

The Stockholder Lock-Up Period commenced as of July 31, 2013 and will continue until January 27, 2014; provided, however, that if (1) during the last 17 days of the Stockholder Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the Stockholder Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Stockholder Lock-Up Period, then in each case the Stockholder Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. The undersigned hereby acknowledges that the Company has agreed in Section 5(e) of the Underwriting Agreement to provide written notice of any event that would result in an extension of the Stockholder Lock-Up Period pursuant to this paragraph to the undersigned (in accordance with Section 13 of the Underwriting Agreement) and agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this provision during the period from the date hereof to and including the 34th day following the expiration of the Stockholder Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Stockholder Lock-Up Period (as it may have been extended pursuant to this paragraph) has expired.

If the undersigned is an officer or director of the Company, (1) the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the offering, (2) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Stock otherwise restricted pursuant to this Lock-Up Agreement, the Representatives will notify the Company of the impending release or waiver, and (3) the Company has agreed in Section 5(e)(ii) of the Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Representatives on behalf of the Underwriters. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, (a) if the undersigned is a corporation, limited liability company, partnership or trust, the corporation, limited liability company, partnership or trust may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation, limited liability company or partnership or to the stockholders, partners, members or beneficiaries of the undersigned, provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Lock-Up Agreement and there shall be no further transfer of such capital stock except in accordance with this Lock-Up Agreement (and, for the avoidance of doubt, the provisions of this Lock-Up Agreement, including the exception to transfer restrictions set forth in this clause (a), shall apply to any such transferee as if the transferee were the original signatory hereto), provided further that any such transfer shall not involve a disposition for value, and provided further that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the undersigned or the Company in connection with any such transfer, (b) the foregoing restrictions shall not apply to the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the transfer of Stock, provided, however, that such plan does not provide for the transfer of Stock during the Stockholder Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, and (c) the foregoing restrictions shall not apply to any sales or other transfers of the Undersigned’s Shares in the Company’s initial public offering in accordance with the terms of the Underwriting Agreement (the “Public Offering”). The undersigned now has, and, except as contemplated by clause (i), (ii) or (iii) above or by clause (a), (b) or (c) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of the undersigned to comply with the foregoing restrictions. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the restrictions herein shall not apply to transactions relating to shares of the capital stock of the Company or any securities convertible into, exchangeable for or that represent the right to receive shares of capital stock of the Company acquired in open market transactions after the completion of the Public Offering pursuant to the Underwriting Agreement, provided, however, that no public announcement or filing under the Exchange Act shall be required of or voluntarily made by or on behalf of the undersigned or the Company in connection with any such transaction.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in connection with the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Print name:	Premier Grocery, Inc.

By:	/s/ Shon Boney

Name:	Shon Boney

Title:	President

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